EXHIBIT 10.17

Oral Independent Contactor Agreement

In February 2006, Sky Petroleum, Inc. engaged Shafiq Ur Rahman as an independent contractor to assist with financial accounting in the Company’s Dubai operations.

Concurrent with the appointment of Shafiq Ur Rahman as Manager of Finances and Administration of Sky Petroleum, Inc. effective May 29, 2006, Sky Petroleum, Inc. and Mr. Rahman orally agreed to the terms of engagement under which Mr. Rahman would provide services on an independent contactor basis to serve as Manager of Finances and Administration of Sky Petroleum, Inc. for a consulting fee of $5,000 per month and an educational stipend of approximately $8,500 per quarter. The agreement was approved by resolution of the board of directors of Sky Petroleum, Inc.